EXHIBIT 23.7




December 18, 2002



Board of Directors
Integral Technologies Inc.
3-1070 West Pender Street
Vancouver, BC  V6E 2N7

Dear Sirs:


We consent to the incorporation in the Post Effective Amendment No. 2 to the Registration Statement on Form SB-2, SEC File No. 333-41938, of our report dated September 23, 2002 relating to the consolidated balance sheets of Integral Technologies Inc. as of June 30, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended June 30, 2002, 2001 and 2000 and the period from February 12, 1996 (inception) Through June 30, 2002. We also consent to the use of our name in the section "Financial Statements".


/s/ Pannell Kerr Forster

CHARTERED ACCOUNTANTS
Vancouver, Canada


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